Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
P3 HEALTH PARTNERS INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share(1)(2)	457(c)	241,370,735(1)		$7.37(5)		$1,778,902,316.95(5)	0.0000927		$164,904.25(8)
Fees Previously Paid	Equity	Warrants to purchase Class A Common Stock(1)(3)	457(c)	277,500	$	—(6)	$	—(6)	0.0000927	$	—(6)
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share(1)(4)	457(c)	11,096,605		$11.50(7)		$127,610,957.50(7)	0.0000927		$11,829.54(8)
Total Offering Amounts								$1,906,513,274.45			$176,733.79
Total Fees Previously Paid											$176,733.79(8)
Total Fee Offsets											$—
Net Fee Due											$—

(1)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of (i) 20,370,307 shares of Class A common stock of the Company (“Class A Common Stock”) issued in a private placement pursuant to subscription agreements entered into effective as of May 25, 2021 (the “PIPE Investment”); (ii) up to 211,984,178 shares of Class A Common Stock issued or issuable to certain former securityholders of P3 Health Group Holdings, LLC (the “P3 Holders”) in connection with or as a result of the consummation of the Business Combinations defined and described herein; (iii) 8,738,750 shares of Class A Common Stock issued to the Founder Holders (as defined below); and (iv) up to 277,500 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants (as defined below).

(3)
The number of warrants being registered represents 277,500 warrants (the “Private Placement Warrants”) issued in a private placement to the Sponsors.

(4)
Represents 11,096,605 shares of Class A Common Stock that may be issued upon the exercise of (i) 10,819,105 warrants to purchase Class A Common Stock(the “public warrants”) and (ii) the 277,500 Private Placement Warrants.

(5)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the Nasdaq Stock Market on December 22, 2021 ($7.37 per share). This calculation is in accordance with Rule 457(c) of the Securities Act.

(6)
No separate fee due in accordance with Rule 457(g).

(7)
Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(8)
Previously paid in connection with the initial filing of this registration statement (File No. 333-261904).